Exhibit 99.1

Report of Independent Auditors

The Management Committee

Crestwood Operations LLC

We have audited the accompanying consolidated financial statements of Crestwood Operations LLC, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of operations, statement of changes in member’s equity and cash flows for the year ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crestwood Operations LLC at December 31, 2014, and the consolidated results of its operations and its cash flows for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
December 11, 2015

CRESTWOOD OPERATIONS LLC

CONSOLIDATED BALANCE SHEET

December 31, 2014

(in millions)

Assets
Current assets:
Cash	$3.1
Accounts receivable, less allowance for doubtful accounts of $0.1 million	137.5
Accounts receivable - related party	2.3
Inventory (Note 3)	38.5
Assets from price risk management activities	79.8
Prepaid expenses and other current assets	2.8
Total current assets	264.0

Property, plant and equipment (Note 3)	256.4
Less: accumulated depreciation	32.0
Property, plant and equipment, net	224.4

Intangible assets (Note 3)	110.5
Less: accumulated amortization	17.0
Intangible assets, net	93.5

Goodwill	532.7
Other assets	1.8
Total assets	$1,116.4

Liabilities and member’s equity
Current liabilities:
Accounts payable	$109.0
Accrued expenses and other liabilities (Note 3)	24.9
Liabilities from price risk management activities	25.4
Current portion of long-term debt (Note 3)	0.2
Total current liabilities	159.5

Long-term debt, less current portion (Note 3)	1.7
Other long-term liabilities	2.7
Asset retirement obligations	1.9
Deferred income taxes	0.1
Commitments and contingencies (Note 8)

Member’s equity (Note 7)	950.5
Total liabilities and member’s equity	$1,116.4

See accompanying notes.

CRESTWOOD OPERATIONS LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in millions)

Revenues:
Product revenues	$1,231.0
Service revenues	135.6
Total revenues	1,366.6

Costs of product/services sold:
Product costs	1,135.3
Product costs - related party (Note 9)	1.1
1,136.4

Service costs	82.0
Service costs - related party (Note 9)	13.5
95.5

Total costs of product/services sold	1,231.9

Expenses:
Operations and maintenance	56.4
General and administrative	6.4
Depreciation and amortization	32.7
95.5
Loss on long-lived assets	(1.5)
Goodwill impairment	(69.4)
Operating loss	(31.7)
Interest and debt expense	(0.1)
Loss before income taxes	(31.8)
Provision for income taxes	0.2
Net loss	$(32.0)

See accompanying notes.

CRESTWOOD OPERATIONS LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S EQUITY

For the Year Ended December 31, 2014

(in millions)

Balance at December 31, 2013	$979.7
Net change in member’s net investment (Note 7)	12.2
Non-cash change in invested capital from member	(12.6)
Equity compensation charges	3.2
Net loss	(32.0)
Balance at December 31, 2014	$950.5

See accompanying notes.

CRESTWOOD OPERATIONS LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2014

(in millions)

Operating activities
Net loss	$(32.0)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32.7
Equity compensation charges	3.2
Loss on long-lived assets, net	1.5
Goodwill impairment	69.4
Other	1.0
Changes in operating assets and liabilities:
Accounts receivable	67.2
Inventory	27.8
Prepaid expenses and other current assets	5.3
Accounts payable, accrued expenses and other liabilities	(100.6)
Net liabilities from price risk management activities	(74.8)
Net cash provided by operating activities	0.7

Investing activities
Purchases of property, plant and equipment	(14.8)
Proceeds from sale of assets	2.7
Net cash used in investing activities	(12.1)

Financing activities
Payments on long-term debt	(0.2)
Net change in member’s net investment	12.2
Net cash provided by financing activities	12.0

Net change in cash	0.6
Cash at beginning of period	2.5
Cash at end of period	$3.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$0.1

See accompanying notes.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business

Organization

Crestwood Operations LLC (the Company or Crestwood Operations) is a Delaware limited liability company formed in May 2012, that provides midstream solutions to customers in the natural gas liquids (NGLs) sector of the energy industry.  We are engaged primarily in the processing, fractionation, storage, transportation and marketing of NGLs.

Prior to September 30, 2015, we were a wholly-owned subsidiary of Crestwood Equity Partners LP (CEQP), a publicly-traded Delaware limited partnership.  On September 30, 2015, CEQP contributed 100% of its interest in us to its wholly-owned subsidiary, Crestwood Midstream Partners LP (CMLP).

Unless otherwise indicated, references in this report to “we,” “us,” “our,” “ours,” the “Company,” and similar terms refer to either Crestwood Operations itself or Crestwood Operations and its consolidated subsidiaries, as the context requires.

Description of Business

Our proprietary NGL supply and logistics business utilizes assets under our ownership or control to effectively provide supply “flow assurance” to producers, refiners and other customers.  We are able to offer services that ensure uninterruptible NGL supply flows at attractive economic values by optimizing a portfolio of NGL processing, storage, and transportation assets.  These assets consist primarily of:

•                  a fleet of rail and over-the-road transportation vehicles, rail-to-truck terminals located in Florida, New Jersey, New York and Rhode Island, and truck maintenance facilities located in Indiana, Mississippi, New Jersey and Ohio;

•                  West Coast NGL operations, which provides processing, fractionation, storage, transportation and marketing services to producers, refiners and other customers.  Located near Bakersfield, California, the West Coast facilities include 24 million gallons of aboveground NGL storage capacity, 25 MMcf/d of natural gas processing capacity, 12,000 Bbls of NGL fractionation capacity, 8,000 Bbls/d of butane isomerization capacity and NGL rail and truck take-away options; and

•                  the Seymour NGL storage facility located in Seymour, Indiana, which has 21 million gallons of underground NGL storage capacity and 1.2 million gallons of aboveground tank storage capacity.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles (GAAP) and include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions.  In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the period presented have been made and all such adjustments are of a normal and recurring nature.  Our financial position and results of operations may have been different if we had been a stand-alone company as of and for the year ended December 31, 2014.  These financial statements have been derived from the financial statements and accounts of CEQP using the historical results of operations and historical basis of assets and liabilities of CEQP.  Transactions with CEQP are shown as member’s net investment in the accompanying consolidated financial statements.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have evaluated subsequent events through the date our financial statements were available to be issued on December 11, 2015.

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these consolidated financial statements.  Actual results can differ from those estimates.

Cash

We consider all highly liquid investments with an original maturity of less than three months to be cash.

Inventory

Inventory for our NGL operations are stated at the lower of cost or market and are computed predominantly using the average cost method.

Property, Plant and Equipment

Property, plant and equipment is recorded at is original cost of construction or, upon acquisition, at the fair value of the assets acquired.  For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest.  We capitalize major units of property replacements or improvement and expense minor items.  Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Pipelines	20
Facilities and equipment	20 – 25
Buildings, rights-of-way and easements	20 – 40
Office furniture, fixtures and other	5 – 10
Vehicles	5

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present and the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition, an asset impairment must be recognized.  An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is based on discounted cash flow projections, a Level 3 fair value measurement.

Identifiable Intangible Assets

Our identifiable intangible assets consist of customer accounts, covenants not to compete and trademarks, all of which have arisen from acquisitions.  We recognize acquired intangible assets separately if the benefit of the intangible asset is obtained

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Weighted- Average Life (years)
Customer accounts	22
Covenants not to compete	5
Trademarks	6

Goodwill

Our goodwill represents the excess of the amount we paid for a business over the fair value of the net identifiable assets acquired. We evaluate goodwill for impairment annually on December 31, and whenever events indicate that it is more likely than not that the fair value of a reporting unit could be less than its carrying amount.  This evaluation requires us to compare the fair value of each of our reporting units to its carrying value (including goodwill).  If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired.

We estimate the fair value of our reporting units based on a number of factors, including discount rates, projected cash flows, enterprise value and the potential value we would receive if we sold the reporting unit.  Estimating projected cash flows requires us to make certain assumptions as it relates to the future operating performance of each of our reporting units (which includes assumptions, among others, about estimating future operating margins and related future growth in those margins, contracting efforts and the cost and timing of facility expansions) and assumptions related to our customers, such as their future capital and operating plans and their financial condition. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others.  Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates. If the assumptions embodied in the projections prove inaccurate, we could incur a future impairment charge.

We acquired substantially all of our reporting units in 2012, which required us to record the assets, liabilities and goodwill of each of those reporting units at fair value on the date they were acquired.  As a result, any level of decrease in the forecasted cash flows of these businesses or increases in the discount rates utilized to value those businesses from their respective acquisition dates would likely result in the fair value of the reporting unit falling below the carrying value of the reporting unit, and could result in an assessment of whether that reporting unit’s goodwill is impaired.

The following table summarizes the goodwill of our various reporting units at December 31, 2014 (in millions):

West Coast	$85.9
Supply and Logistics	266.2
Storage and Terminals	75.2
Trucking	105.4
Total	$532.7

Commodity prices have continued to decline since late 2014, and that decline has adversely impacted forecasted cash flows, discount rates and stock/unit prices for most companies in the midstream industry.  During the year ended December 31, 2014, we recorded goodwill impairments of approximately $69.4 million related to our trucking reporting unit.  In addition, we recorded goodwill impairments of approximately $173.8 million of certain of our reporting units during the nine months ended

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015, some of which were preliminary impairments.  We will finalize the impairment of our goodwill by December 31, 2015, and we may record additional goodwill impairments or adjustments of the preliminary goodwill impairments recorded as of September 30, 2015 as we receive additional information about the fair value of assets and liabilities of the reporting units given uncertainties surrounding the continued decline in commodity prices and the impact on the forecasted demand for the services we provide.

Asset Retirement Obligations

An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset.  We record a liability for legal or contractual obligations to retire our long-lived assets associated with right-of-way contracts we hold and our facilities whether owned or leased.  We record a liability in the period the obligation is incurred and estimable.  An ARO is initially recorded at its estimated fair value with a corresponding increase to property, plant and equipment.  This increase in property, plant and equipment is then depreciated over the useful life of the asset to which that liability relates.  An ongoing expense is recognized for changes in the fair value of the liability as a result of the passage of time, which we record as depreciation, amortization and accretion expense on our consolidated statements of operations.  The fair value of certain AROs could not be determined as the settlement dates (or range of dates) associated with these assets were not estimable.  See Note 4 for a further discussion of our AROs.

Revenue Recognition

We process, fractionate, store, transport and sell NGLs pursuant to fixed-fee and percent-of-proceeds contracts. We recognize revenues for these services and products when all of the following criteria are met:

• services have been rendered or products delivered or sold;

• persuasive evidence of an exchange arrangement exists;

• the price for services is fixed or determinable; and

• collectability is reasonably assured.

For fixed-fee contracts, we recognize revenues based on the volume of natural gas processed and treated, as applicable. For percent-of-proceeds contracts, we recognize revenues based on the value of products sold to third parties.

Sales of NGLs are recognized at the time product is shipped or delivered to the customer depending on the sales terms.  NGL processing and fractionation fees are recognized upon delivery of the product.

Credit Risk and Concentrations

Inherent in our contractual portfolio are certain credit risks.  Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract.  We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis.  We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

We are a limited liability company for income tax purposes and are generally not subject to federal income tax.  Our consolidated earnings are included in the federal and state income tax returns of our member.  However, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes have been included in our accompanying financial statements as income taxes due to the nature of the tax in those particular states as discussed below.  In addition, federal and state income taxes are provided on the earnings of the subsidiaries incorporated as taxable entities.  We are required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which the differences are expected to reverse.

We are responsible for the Texas Margin tax computed on the Texas franchise tax returns.  The margin tax qualifies as an income tax under GAAP, which requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their basis attributable to such tax.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to our member as a result of differences between the tax basis and the financial reporting basis of assets and liabilities.

The provision for income taxes for the year ended December 31, 2014 consisted of current and deferred state income taxes of $0.2 million.

Uncertain Tax Positions.  We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year.  We believe that there are no uncertain tax positions that would impact our operations for the year ended December 31, 2014 and that no provision for income tax was required for uncertain tax positions for these consolidated financial statements.  However, our conclusions regarding the evaluation are subject to review and may change based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof.

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when there is an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated.  Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount.  Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

We record liabilities for environmental contingencies at their undiscounted amounts on our consolidated balance sheet as accrued expenses and other liabilities when environmental assessments indicate that remediation efforts are probable and costs can be reasonably estimated.  Estimates of our liabilities are based on currently available facts and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors.  These estimates are subject to revision in future periods based on actual costs or new circumstances.  We capitalize costs that benefit future periods and recognize a current period charge in operations and maintenance expenses when clean-up efforts do not benefit future periods.

We evaluate potential recoveries of amounts from third parties, including insurance coverage, separately from our liability.  Recovery is evaluated based on the solvency of the third party, among other factors.  When recovery is assured, we record and report an asset separately from the associated liability on our consolidated balance sheet.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Price Risk Management Activities

We utilize certain derivative financial instruments to (i) manage our exposure to commodity price risk, specifically, the related change in the fair value of inventory, as well as the variability of cash flows related to forecasted transactions; and (ii) ensure the availability of adequate physical supply of commodity. We record all derivative instruments on the balance sheet at their fair values as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded through current earnings.

We did not have any derivatives identified as fair value hedges for accounting purposes or any derivatives designated as cash flow hedges for the year ended December 31, 2014.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2014, the following accounting standard had not yet been adopted by us.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. We expect to adopt the provisions of this standard effective January 1, 2018 and are currently evaluating the impact that this standard will have on our consolidated financial statements.

Note 3 — Certain Balance Sheet Information

Inventory

Inventory consisted of the following at December 31, 2014 (in millions):

NGLs	$36.9
Parts, supplies and other	1.6
Total inventory	$38.5

Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2014 (in millions):

Pipelines	$2.9
Facilities and equipment	185.1
Buildings, land, rights-of-way and easements	32.7
Vehicles	27.8
Construction in process	2.7
Office furniture, fixtures and other	5.2
256.4
Less: accumulated depreciation	32.0
Total property, plant and equipment, net	$224.4

Depreciation. Depreciation expense totaled $21.6 million for the year ended December 31, 2014.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets consisted of the following at December 31, 2014 (in millions):

Customer accounts	$100.5
Covenants not to compete	3.0
Trademarks	7.0
110.5
Less: accumulated amortization	17.0
Total intangible assets, net	$93.5

The following table summarizes the total of accumulated amortization of intangible assets by the type of intangible asset at December 31, 2014:

Customer accounts	$15.4
Covenants not to compete	0.5
Trademarks	1.1
Total accumulated amortization	$17.0

Amortization expense for the year ended December 31, 2014 was approximately $11.1 million.  Estimated amortization of our intangible assets for each of the next five years is approximately $11.1 million.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following at December 31, 2014 (in millions):

Accrued expenses	$23.4
Accrued property taxes	0.1
Tax payable	0.8
Deferred revenue	0.6
Total accrued expenses and other liabilities	$24.9

Long-Term Debt

Non-interest bearing obligations due under noncompetition agreements consisted of agreements between the Company and the sellers of certain companies acquired during 2011 and 2012 with payments due through 2022 and imputed interest ranging from 6.75% to 8.00%.  Non-interest bearing obligations consisted of $2.5 million in total payments due under agreements, less unamortized discount based on imputed interest of $0.6 million at December 31, 2014.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate maturities of principal amounts on our outstanding long-term obligations as of December 31, 2014 for the next five years and in total thereafter are as follows (in millions):

2015	$0.2
2016	0.2
2017	0.2
2018	0.2
2019	0.3
Thereafter	0.8
Total debt	$1.9

Note 4 - Asset Retirement Obligations

We have legal obligations to remove facilities and equipment on rights-of-way and other facilities whether owned or leased. Where we can reasonably estimate the asset retirement obligation, we accrue a liability based on an estimate of the timing and amount of settlement. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations.

The following table presents the changes in the net asset retirement obligations for the year ended December 31, 2014 (in millions):

Net asset retirement obligation at January 1	$—
Changes in estimate	1.9
Net asset retirement obligation at December 31	$1.9

We did not have any material assets that were legally restricted for use in settling asset retirement obligations as of December 31, 2014.

Note 5 — Risk Management

We are exposed to certain market risks related to our ongoing business operations. These risks include exposure to changing commodity prices. We utilize derivative instruments to manage our exposure to fluctuations in commodity prices, which is discussed below.  Additional information related to our derivatives is discussed in Note 2 and Note 6.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

We sell NGLs to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of NGLs, heating oil and crude oil.  We will periodically enter into offsetting positions to economically hedge against the exposure our customer contracts create. Certain of these contracts and positions are derivative instruments.  We do not designate any of our commodity-based derivatives as hedging instruments for accounting purposes.  Our commodity-based derivatives are reflected at fair value in the consolidated balance sheet, and changes in the fair value of these derivatives that impact the consolidated statement of operations are reflected in costs of product/services sold.  During the year ended December 31, 2014, the impact to the statement of operations related to our commodity-based derivatives reflected

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in costs of product/services sold was a gain of $51.2 million. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in costs of product/services sold related to these instruments.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of our derivative financial instruments include the following at December 31, 2014 (in millions):

	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (barrels)	6.8	8.4
Natural gas (MMBTU’s)	0.2	0.1

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect our monetary exposure to market or credit risks.

All contracts subject to price risk had a maturity of 35 months or less; however, 95% of the contracts expire within 12 months.

Credit Risk

Inherent in our contractual portfolio are certain credit risks.  Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract.  We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis.  We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate.  The counterparties associated with our assets from price risk management activities as of December 31, 2014 were energy marketers and propane retailers, resellers and dealers.

Certain of our derivative instruments have credit limits that require us to post collateral.  The amount of collateral required to be posted is a function of the net liability position of the derivative as well as our established credit limit with the respective counterparty.  If our credit rating were to change, the counterparties could require us to post additional collateral.  The amount of additional collateral that would be required to be posted would vary depending on the extent of change in our credit rating as well as the requirements of the individual counterparty.  The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that were in a liability position at December 31, 2014 was $5.2 million for which we posted $1.8 million of collateral in the normal course of business.  In addition, at December 31, 2014, we posted $5.0 million of New York Mercantile Exchange (NYMEX) margin deposits in the normal course of business.  At December 31, 2014, we also received collateral of $33.6 million in the normal course of business.  All collateral amounts have been netted against the asset or liability with the respective counterparty and is reflected in our consolidated balance sheet as assets and liabilities from price risk management activities.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Fair Value Measurements

The accounting standard for fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•                  Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•                  Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (OTC) forwards, options and physical exchanges.

•                  Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Cash, Accounts Receivable and Accounts Payable

As of December 31, 2014, the carrying amounts of cash, accounts receivable and accounts payable represent fair value based on their short-term nature of these instruments.

Financial Assets and Liabilities

As of December 31, 2014, we held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis, which include our derivative instruments related to heating oil, crude oil and NGLs. Our derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Certain of our derivative instruments are traded on the NYMEX. These instruments have been categorized as Level 1.

Our derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as Level 2.

Our OTC options are valued based on the Black Scholes option pricing model that considers time value and volatility of the underlying commodity. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as Level 2.

Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth by level within the fair value hierarchy, our financial instruments that were accounted for at fair value on a recurring basis at December 31, 2014 (in millions):

	Fair Value of Derivatives				Netting
	Level 1	Level 2	Level 3	Total	Agreements(1)	Total
Assets
Assets from price risk management	$0.5	$146.7	$—	$147.2	$(67.4)	$79.8

Liabilities
Liabilities from price risk management	$1.6	$99.2	$—	$100.8	$(75.4)	$25.4

(1)  Amounts represent the impact of legally enforceable master netting agreements that allow us to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.

Note 7 — Member’s Equity

Prior to September 30, 2015, we were a wholly-owned subsidiary of CEQP.  On September 30, 2015, CEQP contributed 100% of its interest in us to its wholly-owned subsidiary, CMLP.

In June 2013, Crestwood Holdings LLC acquired the general partner of CEQP.  The acquisition was accounted for as a reverse merger under the purchase method of accounting in accordance with the accounting standards for business combinations.  This accounting treatment required CEQP to have its assets and liabilities, including the Company’s assets and liabilities, stated at fair value as well as any other purchase accounting adjustments as of the date of the acquisition.  In June 2014, CEQP finalized the purchase price allocation and as a result in 2014, we recorded a reduction of approximately $12.6 million from our preliminary estimates primarily related to goodwill based on additional valuation information obtained on the components that comprise the fair value of our assets.

Member’s Net Investment

We enter into transactions with CEQP within the ordinary course of business.  Certain of our employees provide general and administrative services on behalf of CEQP, and as such, we allocate a portion of general and administrative costs to CEQP.  In addition, CEQP charges us for certain benefit costs associated with certain of our employees and carries the obligations for many employee-related benefits in its financial statements.  We also receive cash from CEQP to fund our operating activities and we distribute cash to CEQP to fund its general corporate activities.  We reflect these transactions as net change in member’s net investment in our consolidated statement of changes in member’s equity. No indirect debt or interest expense of CEQP has been historically allocated to the Company. During the year ended December 31, 2014, the increase in CEQP’s net investment in the Company was approximately $12.2 million.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies

Legal Proceeding

Ernesto Lozano and Sergio Diaz vs. Hector Villareal and Crestwood Holdings Partners, LLC d/b/a L&L Transportation.  On July 15, 2013, an auto accident occurred between Ernesto Lozano and Hector Villareal, an independent owner-operator for our trucking operations.  In June 2015, the case was settled for a confidential amount below the Company’s $2.0 million insurance deductible.

General.  We are periodically involved in litigation proceedings.  If we determine that a loss is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount.  The results of litigation proceedings cannot be predicted with certainty.  We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued.  As of December 31, 2014, we had $1.0 million accrued for our outstanding legal matters.  Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures for which we can estimate will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

Any loss estimates are inherently subjective, based on currently available information, and are subject to management’s judgment and various assumptions. Due to the inherently subjective nature of these estimates and the uncertainty and unpredictability surrounding the outcome of legal proceedings, actual results may differ materially from any amounts that have been accrued.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations.  In the opinion of our management, compliance with current laws and regulations will not have a material effect on its results of operations, cash flows or financial condition.

Environmental Compliance

Seymour Investigation.  We own a propane storage and distribution facility in Seymour, Indiana.  On May 15, 2014, the Environmental Protection Agency (EPA) issued a request relating to our compliance with the chemical accident prevention program at the facility.  We responded to the request on August 6, 2014, and at the EPA’s request, we submitted additional documentation of compliance on January 30, 2015.  We entered into a consent agreement and final order with the EPA and we will pay a civil penalty of approximately $0.3 million by December 31, 2015.

Our operations are subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. We are subject to laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters.  The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards.  Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures. At December 31, 2014, our accrual of approximately $0.4 million was primarily related to the matter described above, which is based on our undiscounted estimate of amounts we will spend on compliance with environmental and other regulations.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Self-Insurance

We utilize third-party insurance subject to varying retention levels of self-insurance, which management considers prudent.  Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability.  Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience.  The primary assumption utilized is actuarially determined loss development factors.  The loss development factors are based primarily on historical data.  Our self insurance reserves could be affected if future claim developments differ from the historical trends.  We believe changes in health care costs, trends in health care claims of our employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities.  We continually monitor changes in employee demographics, incident and claim type and evaluates our insurance accruals and adjusts our accruals based on our evaluation of these qualitative data points. At December 31, 2014, our self-insurance reserves were $5.1 million.  We estimate that $2.7 million of this balance will be paid subsequent to December 31, 2015.  As such, $2.7 million has been classified in other long-term liabilities on our consolidated balance sheet.

Commitments and Purchase Obligations

Operating Leases.  We also maintain operating leases in the ordinary course of our business activities. These leases include those for office buildings, crude oil railroad cars and other operating facilities and equipment. The terms of the agreements vary from 2015 until 2023.

Future minimum lease payments under noncancelable operating leases for the next five years ending December 31 and in total thereafter consist of the following (in millions):

Year Ending December 31,
2015	$23.1
2016	23.1
2017	7.7
2018	6.2
2019	5.2
Thereafter	1.2
Total minimum lease payments	$66.5

Rent expense for operating leases for the year ended December 31, 2014 totaled approximately $19.3 million.

Purchase Commitments. We periodically enter into agreements with suppliers to purchase fixed quantities of NGLs, distillates, crude oil and natural gas at fixed prices.  At December 31, 2014, the total of these firm purchase commitments was $242.9 million, substantially all of which will occur over the course of the next twelve months.  We also enter into non-binding agreements with suppliers to purchase quantities of NGLs, distillates and natural gas at variable prices at future dates at the then prevailing market prices.

We have entered into certain purchase commitments in connection with growth and maintenance projects and other obligations related to our operating assets.  At December 31, 2014, the total of our firm purchase commitments was approximately $2.7 million.  The majority of the purchases associated with these commitments are expected to occur over the next twelve months.

CRESTWOOD OPERATIONS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related Party Transactions

We enter into transactions with our affiliates within the ordinary course of business.  Our employees also support the operations of CMLP and CEQP.  We share common management, general and administrative and overhead costs with CMLP and CEQP and accordingly, we allocate certain general and administrative costs incurred directly or indirectly on their behalf.  Costs allocated to CMLP and CEQP were based on identification of our resources which directly benefited CMLP and CEQP and their respective estimated usage of shared resources and functions.  All of the allocations were based on assumptions that management believed were reasonable.  During the year ended December 31, 2014, we allocated approximately $56.6 million and $10.9 million of general and administrative costs to CMLP and CEQP, respectively.

Certain of our employees providing services to CEQP participate in CEQP’s long-term incentive awards program.  During the year ended December 31, 2014, CEQP allocated approximately $3.2 million of net compensation expense to the Company.

Storage Agreements.  Our subsidiary, Crestwood Services LLC (Crestwood Services) leases 100% of the operationally available storage capacity at CMLP’s Bath storage facility, under a five-year contract entered into in March 2011.  During the year ended December 31, 2014, the annual storage fee was approximately $13.5 million and is included in costs of product/services sold on our consolidated statement of operations.

Product Purchases.  Crestwood Services purchases natural gas liquids at indexed prices from CMLP’s Willow Lake system under a monthly agreement. For the year ended December 31, 2014, our product purchases related to this agreement were approximately $1.0 million.